Exhibit 10.19

NuScale Human Resources Policy

This NuScale Power, LLC (“NuScale”) policy is subject to modification or revision in part or in its entirety to reflect changes in conditions subsequent to the effective date of this policy.

SUBJECT: EXECUTIVE SEVERANCE POLICY

Review Date: 3/7/2022

Severance Provisions Applicable to Executive-Level Employees [Without Employment Agreements]

SECTION 1: DEFINITIONS:

All terms defined in this Section and throughout the policy have the meanings given herein:

(a)         "Annual Incentive Plan" means the Company’s incentive plan pursuant to which annual incentives are granted, including any successor plan thereto.

(b)          "Board" means the governing board of the Company.

(c)           "Base Salary" means on the date of termination, the annual base salary then in effect for Executive (but not less than the highest annual base salary paid to Executive during any of three (3) years immediately preceding the date of Executive’s Qualifying Termination).

(d)           “Best Net Provision” means In the event payments to Employee pursuant to this policy (when considered with all other payments made to Employee that are subject to section 280G of the Internal Revenue Code) (the amount of all such payments, collectively, the "Severance Payment") results in Employee becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code, together with any interest or penalties with respect to such excise tax ("280G Excise Tax"), then the Company will automatically reduce (the “Reduction”) Employee’s Severance Payment to the minimum extent necessary to prevent the Severance Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Severance Payment exceeds the after-tax benefit if such Reduction were not made. If the after-tax benefit of the reduced Severance Payment does not exceed the after-tax benefit if the Severance Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Severance Payment will be reduced in such a manner that provides Employee with the best economic benefit and, to the extent any portions of the Severance Payment are economically equivalent with each other, each will be reduced pro rata.

(e)          "Bonus" means the annual incentive amount payable to Executive, if any, under the Annual Incentive Plan.

(f)           “Cause: as determined in the reasonable judgment of the Company, means the Employee's (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii)  participation in a fraud against the Company; (iii) willful and material breach of Employee’s duties that has not been cured within thirty (30) days after written notice from the Company of such breach; (iv) intentional and material damage to the Company’s property; (v) material violation of Company policy or (vi) material breach by Employee of his/her Employee Proprietary Information and Inventions Agreement.

Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive written notice that Executive has engaged in conduct constituting Cause. The determination of Cause will be made by the Executive’s immediate superior to whom the executive reports.

(g)          "Code" means the Internal Revenue Code of 1986, as amended.

(h)          "Company" means NuScale, and any successor thereto which assumes and agrees to perform this Policy by operation of law, or otherwise.

(i)           "Compensation" means the greater of

(a) the sum of Executive’s Base Salary plus pro-rated Target Bonus determined immediately prior to the date on which Qualifying Termination occurs. Such Bonus will be pro-rated as a fraction of twelve (12) for full or partial months worked by Executive for the Company during such fiscal year and will be paid to Executive, at the time and in the same manner specified in the Annual Incentive Plan. Executive’s performance relative to assigned performance metrics may also be considered in determination of payment of pro-rated earned bonus or (b) the sum of Executive’s Base Salary plus Target Bonus determined immediately following the date of the Qualifying Termination.

(j)           "Compensation Committee" means the Organization and Compensation Committee of the Board.

(k)          "Equity Plan" means any equity-compensation plan maintained by the Company or a Subsidiary under which Executive received equity-based awards, such as stock options, restricted stock units, performance units or restricted stock.

(l)           "IRS" means the Internal Revenue Service.

(m)         “Qualifying Termination” means any termination of Executive’s employment with the Company or any Affiliate due to Executive’s involuntary termination of employment without Cause.

(n)          "Subsidiary" means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(o)          "Target Bonus" means Executive’s target incentive award opportunity under the Annual Incentive Plan in effect for the year with respect to which the target bonus amount is being determined or, if no such plan is then in effect, for the last year in which such a plan was in effect.

(p)          "Waiver and Release" means a legal document, substantially in the form attached hereto as Attachment A, in which Executive, in exchange for severance benefits described in Section 2, among other things, releases the Company, its Subsidiaries and their Affiliates, their respective directors, officers, employees and agents, and their respective employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to Executive’s employment with or separation from the Company.

(q)          "Welfare Benefit Coverage" means each of the group medical, dental and vision benefit coverages provided by the Company in which Executive and Executive’s eligible dependents, if any, are participating immediately preceding the date of Executive’s Qualifying Termination.

SECTION 2: SEVERANCE FOLLOWING QUALIFYING TERMINATION

If Executive experiences a Qualifying Termination [section 1 (m)], then, subject to the Waiver and Release requirement in Section 2(i) below, Executive will be entitled to receive, as additional compensation for services rendered to the Company (including its Subsidiaries and Affiliates), the following severance benefits:

(a)           Cash Severance Amount: A lump sum cash payment in an amount equal to one (1) times Executive’s Compensation, subject to applicable withholding for income and employment taxes. Such cash severance payment will be paid by the sixtieth (60th) day following Executive’s Qualifying Termination, but only if the Waiver and Release described in Exhibit A has been timely executed and returned and the Waiver and Release Revocation Period has expired.

(b)           Accrued Obligations: Executive will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination. Such accrued obligations will be paid in a lump sum, subject to applicable withholding for income and employment taxes, as soon as practicable following the date of Executive’s Qualifying Termination in accordance with the Company’s normal payroll policies and practices.

(c)           Welfare Benefit Coverage: Executive will be entitled to continued Welfare Benefit Coverage on the same basis as similarly situated active executives of the Company for Executive and his or her eligible dependents for a period of twelve (12) months. Executive and his or her covered dependents, if any, will be required to pay on an after-tax basis that portion of the premium cost paid by similarly situated executives for active employee coverage to retain such coverages and the Company paid portion of the premium for such coverages will be imputed as income and reported as wages to Executive. In all other respects Executive and his or her dependents will be treated the same as other participants under the terms of such plans. The Welfare Benefit Coverage provided to Executive and his or her dependents pursuant to this Section 2(d) will run concurrently with any continued coverage available to Executive and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Executive and such dependents will be provided with notice of their COBRA rights, if any, within 30 days of termination of employment.

(d)           Equity Compensation Adjustments. Upon a Qualifying Termination, (i) any equity-based compensation awards, other than performance-based equity awards, granted to Executive by the Company under an Equity Plan prior to such termination that are outstanding will vest subject to the vesting or retirement vesting provisions provided in the individual equity grant agreements; and (ii) to the extent that equity awards are subject to further vesting, such unvested award would be forfeited.

(e)            Retention Awards. Upon a Qualifying Termination any outstanding retention awards granted to Executive which are outstanding will become immediately vested and settled pursuant to their terms, subject to the requirements of section 409A of the Code, to the extent applicable.

(f)            Waiver and Release Requirement. Payment of the benefits under this Section 2 is subject to Executive’s timely execution and return of the Waiver and Release to the Company, without subsequent revocation during the seven (7)-day period following such execution date (the "Waiver and Release Revocation Period"), as provided in this Section 2(i). Executive will have fifty (50) days following (i) his or her Qualifying Termination date to consider, execute and return the Waiver and Release to the Company and will then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period. If Executive fails to timely execute and return the Waiver and Release [Exhibit A] to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Executive will forfeit, and will not be entitled to, any of the benefits described in this Section 2 (other than the amounts described in Section 2(b).

SECTION 3: APPLICABLE LAW

The validity, interpretation, construction and performance of this Policy will be governed by and construed in accordance with the substantive laws of the State of Oregon, including the Oregon statute of limitations, but without giving effect to the principles of conflict of laws of such State.

SECTION 4: SEVERABILITY

If a court of competent jurisdiction determines that any provision of this Policy is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Policy and all other provisions will remain in full force and effect.

SECTION 5: WITHHOLDING OF TAXES

The Company may withhold from any benefits payable under this Policy all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

SECTION 6: NO EMPLOYMENT AGREEMENT

Nothing in this Policy changes the at will nature of Executive’s employment, nor will it give Executive any rights to (or impose any obligations for) continued employment by the Company (or any Affiliate or Subsidiary) or successor thereto, nor will it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Executive for the Company (or any Affiliate or Subsidiary) or successor thereto.

SECTION 7: NO ASSIGNMENT

Executive’s right to receive payments or benefits hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 7, the Company will have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 8: SUCCESSORS

This Policy will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Policy will be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effectuate the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof will expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company will provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive hereunder.

SECTION 9: DEATH

In the event of Executive’s death while employed hereunder, Executive’s beneficiary (or such other person(s) specified by will, Executive estate planning documents, or applicable laws of descent and distribution) shall receive a lump sum payment within forty-five (45) days of Executive's death equal to (i) any earned and unpaid Base Salary, (ii) Executive's accrued and unused vacation, and (iii) Executive's Annual Incentive Bonus to which Executive would have been entitled, prorated to the date of Executive’s death. In addition, the Company shall pay 100% of the COBRA premium for up to 18 months of continuation coverage under the Company's group health plan for the Executive's surviving spouse and any dependent children, provided they were covered under the Company's group health plan on the date of Executive's death and timely elect COBRA continuation coverage. Notwithstanding the foregoing, the COBRA subsidy shall terminate and the Company shall have no further obligation upon the earlier of (i) the date COBRA coverage terminates, and (ii) the date such subsidy may, in the Company's discretion, violate the nondiscrimination rules of or result in the imposition of penalties under the Affordable Care Act and the regulations and guidance promulgated thereunder or any other applicable law. Notwithstanding the provision in Section 11.e, any options granted to Executive pursuant to an Equity Incentive Plan shall, in the event of Executive’s death while employed, be transferred to Executive’s beneficiary (or such other person(s) specified by will, Executive estate planning documents, or applicable laws of descent and distribution). The Equity Incentive Plan then in effect will control when and whether such options have vested and whether and how they may be exercised.

SECTION 10: PAYMENT OBLIGATIONS ABSOLUTE

Except for the requirement of Executive to execute and return to the Company a Waiver and Release in accordance with Section 2, the Company’s obligation to pay (or cause one of its Affiliates or Subsidiaries to pay) Executive the amounts and to make the arrangements provided herein will be absolute and unconditional and will not be affected by any circumstances, including, without limitation, any set off, counter claim, recoupment, defense or other right which the Company (including its Affiliates and Subsidiaries) may have against Executive or anyone else. All amounts payable by the Company (including its Affiliates and Subsidiaries hereunder) will be paid without notice or demand. Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Policy, and, subject to the restrictions in Section 8, the obtaining of any other employment will in no event affect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Policy. Notwithstanding the foregoing, in the event of a material restatement of the Company’s financial results, or as otherwise required by law, the Board or a Board committee will evaluate the circumstances and may, in its discretion, recover from Employee the portion of any performance-based compensation earned by that Employee during the fiscal periods materially affected by the restatement that would not have been earned had performance been measured on the basis of the restated results, regardless of fault.

SECTION 11: DISPUTE RESOLUTION

a.             Mediation. In the event of any dispute or claim arising out of, in connection with, or related to this Policy, the parties shall first meet and confer in good faith to fairly and equitably resolve the dispute. Such meeting shall occur within seven days of the date of notice implementing this dispute resolution process. If the parties cannot resolve the issue within 10 days following such meeting, then they shall mediate the matter within 30 days after their meeting, under the auspices of Arbitration Service of Portland ("ASP"), or if that entity fails or declines to serve, such other similar service or organization as agreed by the parties to this Policy.

b.             Arbitration. Should the parties be unable to resolve any such dispute through such mediation, they agree that binding arbitration shall be the exclusive remedy for any such claim or dispute. Any arbitration shall be conducted through ASP in Portland, Oregon, using a single arbitrator agreed upon by the parties, or if the parties are unable to agree on an arbitrator, selected by the parties alternatively striking names off a list of seven arbitrators provided by ASP. Such arbitration shall be conducted under the employment arbitration rules of ASP. Advance costs of the arbitration shall be divided equally between the parties. If the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by a party were unreasonable or substantially without merit, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses (including expert witness fees) incurred in connection with the arbitration and any subsequent litigation, together with the costs of the arbitration, from the party asserting unreasonable or meritless claims, in addition to all other remedies provided in law or in equity. Judgment on the arbitration award may be entered by any court of competent jurisdiction. Should any party to this Policy institute any legal action or administrative proceeding against the other with respect to any Claim or arbitrable dispute related to this Policy without first engaging in binding arbitration as provided herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney’s fees incurred as a result of that breach.

Approval Documentation

	Name/Title	Signature	Date
Preparer	Carl Britsch	/s/ Carl Britsch	2022.03.30
Approver	John Hopkins	/s/ John Hopkins	2022.03.31

EXHIBIT A

WAIVER AND RELEASE

In exchange for the payment to me of the Severance Benefits described in Section 2 of the Executive Severance Policy, which I understand is incorporated herein by reference, and of other remuneration and consideration provided for in the Agreement (the "Separation Benefits"), which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) NuScale Power Corporation and its predecessors, successors and assigns (collectively referred to as the "Company"), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the "Affiliates"), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Benefit Plans") from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to Section 2 or Section 3 of the Agreement and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the "Released Parties.")

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I am hereby advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release. I acknowledge that I have been given at least [21] days to consider whether to accept the Separation Benefits and therefore execute this Waiver and Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to pursue a legal claim in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.

This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Oregon Bureau of Labor and Industry (BOLI) regulation, claims in connection with workers’ compensation, retaliation or "whistle blower" statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is made with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates has promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company will have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination will not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, am signing this Waiver and Release knowingly and voluntarily and with the advice of any attorney I have retained to advise me with respect to it, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.

I represent that I am not aware of any claim by me other than the claims that are released in this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Executive’s Signature

Executive’s Printed Name

Date